Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

HMH HOLDINGS (DELAWARE), INC.

HMH Holdings (Delaware), Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”), hereby certifies as follows:

A. The Corporation filed a joint pre-packaged plan of reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on May 21, 2012 (the “Plan”).

B. The Corporation was initially formed on December 23, 2009 as a partnership pursuant to the Delaware Revised Uniform Partnership Act by filing a Statement of Partnership Existence with the office of the Secretary of State of the State of Delaware. A Certificate of Incorporation and a Certificate of Conversion to a Corporation was filed with the office of the Secretary of State of the State of Delaware on March 5, 2010 converting the Corporation from a partnership to a corporation.

C. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation has been deemed approved without the need for Board of Directors or stockholder approval pursuant to Section 303 of the DGCL because it is adopted pursuant to the Plan, as confirmed on June 21, 2012 by the United States Bankruptcy Court for the Southern District of New York.

D. Pursuant to the provisions of Sections 242(a), Section 245 and 303 of the DGCL, the undersigned Corporation does hereby certify that the Certificate of Incorporation of the Corporation, is hereby amended and restated to read in its entirety as follows:

1. Name. The name of the corporation is HMH Holdings (Delaware), Inc.

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of its registered agent at such address is The Corporation Trust Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Definitions. The following capitalized terms have the following meanings when used in this Certificate of Incorporation.

4.1 “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

4.2 “Bankruptcy Code” has the meaning set forth in the recitals.

4.3 “Board” has the meaning set forth in Section 5.2.

4.4 “Bylaws” has the meaning set forth in Section 7.1.

4.5 “Capital Stock” has the meaning set forth in Section 5.1.

4.6 “Certificate of Incorporation” has the meaning set forth in the recitals.

4.7 “Commission” means the United States Securities and Exchange Commission or any successor governmental agency.

4.8 “Common Stock” has the meaning set forth in Section 5.1.

4.9 “Competitive Opportunity” means a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the Corporation could have an interest or expectancy.

4.10 “Corporation” has the meaning set forth in the recitals.

4.11 “Covered Person” has the meaning set forth in Section 9.1.

4.12 “DGCL” has the meaning set forth in recitals.

4.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder from time to time.

4.14 “Fully Exercising Rights Holder” has the meaning specified in Section 10.2.

4.15 “Initial Public Offering” means the initial underwritten public offering of Common Stock by the Corporation or any of its stockholders pursuant to an effective registration statement filed by the Corporation with the Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act.

4.16 “New Issuance Shortfall” has the meaning specified in Section 10.2.

4.17 “New Securities” means any of the Corporation’s capital stock, whether now authorized or not, and rights, options or warrants to purchase such capital stock and securities of any type whatsoever that are, or may become, convertible into, exercisable for or exchangeable into such capital stock; provided, however, that the term “New Securities” does not include securities issued or issuable: (a) in connection with bona fide, arm’s length bank financings, corporate partnering transactions, equipment leases or acquisitions of assets on terms approved by affirmative vote of a majority of the Board; (b) pursuant to the acquisition of another Person by the Corporation by consolidation, merger, purchase of securities, equity or ownership interests or assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, the business or assets of such other Person or 50% or more of the voting power of such other Person or 50% or more of the equity ownership of such other Person; (c) pursuant any management or equity incentive plan or award or other similar compensation plan or award; and (d) any securities issued or issuable upon the exercise of any right, option or warrant or the conversion or exchange of any convertible or exchangeable security.

4.18 “New Securities Notice” has the meaning specified in Section 10.2.

4.19 “Nonpurchasing Holder” has the meaning specified in Section 10.2.

4.20 “Other Indemnitors” has the meaning set forth in Section 9.5.

4.21 “Oversubscription Pro Rata Share” has the meaning specified in Section 10.2.

4.22 “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

4.23 “Plan” has the meaning set forth in the recitals.

4.24 “Preferred Stock” has the meaning set forth in Section 5.1.

4.25 “Preferred Stock Designation” has the meaning set forth in Section 5.2.

4.26 “Proceeding” has the meaning set forth in Section 9.1.

4.27 “Pro Rata Share” has the meaning specified in Section 10.1.

4.28 “Representatives” means, with respect to any Person, any Affiliate of such Person or any of such Person’s or Affiliate’s partners, members, stockholders, directors, officers or Affiliates.

4.29 “Rights Holder” has the meaning specified in Section 10.1.

4.30 “Rights Termination Date” means the date on which the Corporation has a class of equity securities registered under Section 12(b) or Section 12(g) of the Exchange Act.

4.31 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder from time to time.

4.32 “Subsidiary” means with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power of equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, representatives or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person, or (c) one or more Subsidiaries of such Person.

4.33 “Unpurchased New Securities” has the meaning specified in Section 10.2.

4.34 “Unpurchased New Securities Share” has the meaning specified in Section 10.2.

5. Capital Stock.

5.1 The total number of shares of all classes of capital stock (the “Capital Stock”) that the Corporation shall have authority to issue is (A): 200,000,000 shares, divided into 190,000,000 shares of Common Stock, with the par value of $0.01 per share (the “Common Stock”), and (B) 10,000,000 shares of Preferred Stock, with the par value of $0.01 per share (the “Preferred Stock”). To the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code, the Corporation will not issue non-voting equity securities; provided, however, the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The authorized number of shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock of the Corporation entitled to vote, and no separate vote of such series of Preferred Stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

5.2 Shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”) and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the number of shares constituting that series and the distinctive designation of that series;

(b) the dividend rate or rates on the shares of that series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which such shares shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

(f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) any other relative rights, powers, and preferences, and the qualifications, limitations and restrictions thereof, of that series.

5.3 Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that except as otherwise required by law or this Certificate of Incorporation (including a Preferred Stock Designation) and except to the extent adversely affected by any such amendment, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL. Except as may otherwise be provided in this Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

5.4 Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board in its discretion shall determine.

5.5 Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

6. Certain Restrictions on Transfer Related to Section 382 of the Internal Revenue Code.

6.1 Definitions. As used in this Article 6, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382–2T shall include any successor provisions):

(i) “Agent” has the meaning set forth in Section 6.5.

(ii) “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(iii) “Close of Business” on any given date shall mean 5:00 p.m., New York time, on such date; provided, however, that, if such date is not a Business Day, it shall mean 5:00 p.m., New York time, on the next succeeding Business Day.

(iv) “Code” means the United States Internal Revenue Code of 1986, as amended, including any successor statute.

(v) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation, and any Security Entitlement with respect to such Common Stock.

(vi) “Corporation Security” or “Corporation Securities” means (i) shares of Common Stock, (ii) shares of preferred stock issued by the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code or treated as so described pursuant to Treasury Regulation § 1.382–2(a)(3)(i)), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382–2T(h)(4)(v)) to purchase Securities of the Corporation and (iv) any Stock.

(vii) “Excess Securities” has the meaning given such term in Section 6.4(a);

(viii) “Expiration Date” means the earliest of (i) the Close of Business on January 1, 2013; (ii) the date upon which the Board of Directors determines by resolution that due to the repeal of Section 382 of the Code, or any other change in law, any trading restrictions imposed under this Article 6 are no longer necessary for the preservation of Tax Benefits; or (iii) such date as the Board of Directors determines for any restrictions set forth in Section 6.2 to terminate.

(ix) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “Five Percent Transaction” has the meaning set forth in Section 6.2(a).

(xi) “Five Percent Stockholder” means a Person with a Percentage Stock Ownership of 4.9% or more.

(xii) “Owner Shift” means an increase in ownership of Corporation Securities that counts towards an “ownership change” as determined in accordance with Section 382.

(xiii) “Percentage Stock Ownership” means the percentage stock ownership interest of any Person for purposes of Section 382 of the Code as determined in accordance with Treasury Regulation § 1.382–2T and 1.382–4; provided, that (1) for purposes of applying Treasury Regulation § 1.382–2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding shares of Stock that would be attributed to any individual or entity, and (2) for the sole purpose of determining the Percentage Stock Ownership of any entity (and not for the purpose of determining the Percentage Stock Ownership of any other Person), Corporation Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation § 1.382–2T(h)(2)(i)(A).

(xiv) “Person” means any individual, firm, corporation, business trust, joint stock company, partnership, trust, limited liability company, limited partnership, governmental or other entity, or any group of Persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Treasury Regulation § 1.382–3(a)(1), and shall include any successor (by merger or otherwise) of any such entity.

(xv) “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

(xvi) “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article 6.

(xvii) “Proposed Transaction” has the meaning set forth in Section 6.3(c).

(xviii) “Public Group” has the meaning set forth in Treasury Regulation § 1.382–2T(f)(13).

(xix) “Purported Transferee” has the meaning set forth in Section 6.4(a).

(xx) “Request” has the meaning set forth in Section 6.3(c).

(xxi) “Requesting Person” has the meaning set forth in Section 6.3(c).

(xxii) “Section 382” means Section 382 of the Code and the Treasury Regulations thereunder.

(xxiii) “Securities” and “Security” each has the meaning set forth in Section 6.7.

(xxiv) “Security Entitlement” has the meaning set forth in Section 8-102(17) of the Uniform Commercial Code.

(xxv) “Stock” means any interest or Security Entitlement that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382–2T(f)(18).

(xxvi) “Subsidiary” or “Subsidiaries” of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or other persons performing similar functions are beneficially owned, directly or indirectly, by such Person, and any corporation or other entity that is otherwise controlled by such Person.

(xxvii) “Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers, and earnings stripping carryovers (under Section 163(j) of the Code), as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any of its Subsidiaries, within the meaning of Section 382.

(xxviii) “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Corporation, that alters the Percentage Stock Ownership of any Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382–2T(h)(4)(v)). For the avoidance of doubt, a Transfer shall not include (i) the creation or grant of an option by the Corporation or (ii) the issuance or grant of Stock by the Corporation (including, but not limited to, the exercise of any warrant issued by the Corporation).

(xxix) “Transferee” means, with respect to any Transfer, any Person to whom Corporation Securities are, or are proposed to be, Transferred.

(xxx) “Transferor” means, with respect to any Transfer, any Person by or from whom Corporation Securities are, or are proposed to be, Transferred.

(xxxi) “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

6.2 Transfer and Ownership Restrictions.

(a) In order to preserve the Tax Benefits, any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date shall be prohibited and void ab initio to the extent that either (A) the transferor is a Five Percent Stockholder, or (B) as a result of such Transfer (or any series of Transfers of which such Transfer is a part), (i) any Person would become a Five Percent Stockholder or (ii) the Percentage Stock Ownership in the Corporation of any Five Percent Stockholder (including, for this purpose, any Public Group) would be increased (any such Transfer that would have the result described in clauses (A) and (B) a “Five Percent Transaction”). The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible or CDS-eligible and shall not preclude either the transfer to DTC, CDS or to any other securities intermediary, to the extent otherwise eligible, as such term is defined in § 8-102(14) of the Uniform Commercial Code, of Corporation Securities not previously held through DTC, CDS or such intermediary or the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange, any national securities quotation system or any electronic or other alternative trading system (including the OTC Market); provided that if such transfer or the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer subject to all of the provisions and limitations set forth in the remainder of this Article 6.

(b) At any time, the Board may, in its sole discretion and by an affirmative vote of at least a majority of all directors, remove the trading restrictions if the Board determines that it is in the best interest of the Corporation and its stockholders.

6.3 Exception; Waiver of Transfer and Ownership Restrictions.

(a) Any Transfer of Corporation Securities that would otherwise be prohibited pursuant to Section 6.2(a) of this Article 6 shall nonetheless be permitted if (i) prior to such Transfer being consummated (or, in the case of an involuntary Transfer, as soon as practicable after the transaction is consummated), the Board, or duly authorized subcommittee or officer thereof in accordance with Subsection (b), approves the Transfer in accordance with Subsections (c) or (d) (such approval may relate to a Transfer or series of identified Transfers), (ii) such Transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Corporation Securities receive, or are offered the same opportunity to receive, cash or other consideration for all such Corporation Securities, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Common Stock, or (iii) such Transfer is a Transfer to an underwriter for distribution in a public offering; provided, however, that Transfers by such underwriter to purchasers in such offering remain subject to this Article 6.

(b) The Board may exercise the authority granted by Section 6.3 through a duly authorized committee or through duly authorized officers of the Corporation; provided, however that the Board adopts guidelines consistent with Subsection (c) for the use by such duly authorized committee or officers in exercising the delegated authority.

(c) The restrictions contained in this Article 6 are for the purposes of reducing the risk that any “ownership change” (as defined under Section 382) with respect to the Corporation may limit the Corporation’s ability to utilize its Tax Benefits. The restrictions set forth in Section 6.2 shall not apply to a proposed Transfer that is a Five Percent Transaction if the Transferor or the Transferee obtains the authorization of the Board (or its delegee) in the manner described below. In connection therewith, and to provide for effective policing of these provisions, any Person who desires to effect a Five Percent Transaction (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this Subsection (c). A Request shall be delivered (by email or facsimile transmission) to the Secretary of the Corporation at the Corporation’s principal place of business; provided, however, that the Requesting Person shall confirm such Request telephonically. Subject to the proviso to the preceding sentence, such Request shall be deemed to have been received by the Corporation when actually received by the Corporation. A Request shall include: (i) the name, address and telephone number of the Requesting Person; (ii) the number and Percentage Stock Ownership of Corporation Securities then beneficially owned by the Requesting Person; (iii) a reasonably detailed description of the Proposed Transaction or Proposed Transactions for which the Requesting Person seeks authorization; and (iv) a request that the Board authorize the Proposed Transaction pursuant to this Subsection (c). The Board shall, in good faith, respond to each Request within three (3) Business Days of receiving such Request. The Board shall authorize any Proposed Transaction that, taking into account all prior transfers effected during the applicable “testing period” under Section 382, does not result in an aggregate Owner Shift of more than 45% for purposes of Section 382. The Board may authorize any other Proposed Transaction if it determines that the Proposed Transaction would not jeopardize the Corporation’s ability to preserve and use the Tax Benefits. Any determination by the Board not to authorize a Proposed Transaction shall cause such Proposed Transaction to be deemed a Prohibited Transfer. The Board may impose any conditions that it deems reasonable and appropriate in connection with authorizing any Proposed Transaction. In addition, the Board may require an affidavit or representations from such Requesting Person or opinions of counsel to be rendered by counsel selected by the Requesting Person (and reasonably acceptable to the Board), in each case, as to such matters as the Board may reasonably determine with respect to the preservation of the Tax Benefits. Any Requesting Person who makes a Request to the Board shall reimburse the Corporation, within thirty (30) days of demand therefor, for all reasonable out-of-pocket costs and expenses incurred by the Corporation with respect to any Proposed Transaction, including, without limitation, the Corporation’s reasonable costs and expenses incurred in determining whether to authorize the Proposed Transaction, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Board to advise the Board or deliver an opinion thereto. Any authorization of the Board hereunder may be given prospectively or retroactively. Furthermore, the Board shall approve, within three (3) Business Days of receiving a Request as provided in this Subsection (c), any proposed Transfer that does not result in any net Owner Shift.

(d) Notwithstanding the foregoing, the Board may determine that the restrictions set forth in Section 6.2(a) shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board, including a Request pursuant to Subsection (c), subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board hereunder may be made prospectively or retroactively.

(e) Nothing in this Section 6.3 shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

6.4 Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported Transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled to any rights of stockholders of the Corporation with respect to such Excess Securities, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the Transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 6.5 or until an approval is obtained under Section 6.3. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 6.4 or Section 6.5 shall also be a Prohibited Transfer.

(b) The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board to be necessary or advisable to implement this Article 6, including, without limitation, authorizing, in accordance with Section 6.9, such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article 6 as a condition to registering any Transfer.

6.5 Transfer Agent. If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within two (2) Business Days of the date on which the Board determines that the attempted Transfer constitutes a Prohibited Transfer, the Purported Transferee shall, within thirty (30) days of receipt of such notice from the Corporation, transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities, would otherwise adversely affect the value of the Corporation Securities or would be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6.6 if the Agent rather than the Purported Transferee had resold the Excess Securities.

6.6 Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer, such fair market value to be calculated on the basis of the closing market price for the Corporation Securities on the principal U.S. stock exchange on which the Corporation Securities are listed or admitted for trading on the day before the Prohibited Transfer, provided, however, that (1) if the Corporation Securities are not listed or admitted for trading on any U.S. stock exchange but are traded in the over-the-counter market, such fair market value shall be calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Prohibited Transfer or, if not so reported, on the last preceding day for which such quotations exist, or (2) if the Corporation Securities are neither listed nor admitted to trading on any U.S. stock exchange and are not traded in the over the-counter market, then such fair market value shall be determined in good faith by the Board); and (c) third, any remaining amounts shall be paid to the Transferor that was party to the subject Prohibited Transfer, or, if the Transferor that was party to the subject Prohibited Transfer cannot be readily identified, to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any Transferor of Excess Securities. The Purported Transferee’s sole right with respect to such Excess Securities shall be limited to the amount payable to the Purported Transferee pursuant to this Section 6.6. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6.6 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

6.7 Modification of Remedies for Certain Indirect Transfers. Subject to the provisions of Section 6.3, in the event of any indirect Transfer that does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause (i) any Person to become a Five Percent Stockholder or (ii) the Percentage Stock Ownership in the Corporation of any Five Percent Stockholder to be increased, the application of Section 6.5 and Section 6.6 shall be modified as described in this Section 6.7. In such case, no such Five Percent Stockholder shall be required to dispose of any interest that is not a Security, but such Five Percent Stockholder and/or any Person whose ownership of Securities is attributed to such Five Percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five Percent Stockholder, following such disposition, not to be in violation of this Article 6. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section 6.5 and Section 6.6, except that the maximum aggregate amount payable either to such Five Percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Five Percent Stockholder or such other Person. The purpose of this Section 6.7 is to extend the restrictions in Section 6.2 and Section 6.5 to situations in which there is a Five Percent Transaction without a direct Transfer of Securities, and this Section 6.7, along with the other provisions of this Article 6, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

6.8 Legal Proceedings; Prompt Enforcement, Rescission. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof, in either case, with any Prohibited Distributions, to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 6.5 (whether or not made within the time specified in Section 6.5), then the Corporation may take any actions it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 6.8 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article 6 being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 6.5 to constitute a waiver or loss of any right of the Corporation under this Article 6. The Board may authorize such additional actions as it deems advisable to give effect to the provisions of this Article 6. Where a Prohibited Transfer occurs between Persons identified by the Corporation, the Corporation may require that the Prohibited Transfer be rescinded.

6.9 Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide an affidavit containing such information, to the extent reasonably available and legally permissible, as the Corporation may reasonably request from time to time in order to determine compliance with this Article 6 or the status of the Tax Benefits of the Corporation.

6.10 Legends. The Board may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this Article 6 to bear an appropriate legend as determined by the Board, indicating the limitations on transferability of such shares of Stock pursuant to his Article 6. The Board may also require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board under Section 6.3 also bear a conspicuous legend referencing the applicable restrictions.

The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article 6 for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

6.11 Authority of Board.

(a) All determinations and interpretations of the Board pursuant to this Article 6 shall be interpreted or determined, as the case may be, by the Board in its sole discretion.

(b) The Board shall have the power to determine all matters necessary for assessing compliance with this Article 6, including, without limitation, (i) the identification of Five Percent Stockholders, (ii) whether a Transfer is a Five Percent Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five Percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 6.6, and (vi) any other matters which the Board determines to be relevant; and the good faith determination of the Board on such matters shall be conclusive and binding for all the purposes of this Article 6. In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article 6 for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article 6.

(c) Except as set forth in subclause (ii) below, nothing contained in this Article 6 shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits (including, without limitation, instituting a rights plan to protect Tax Benefits). Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board may, by adopting a written resolution, (i) modify the ownership interest percentage in the Corporation or the Persons covered by this Article 6, (ii) modify the definitions of any terms set forth in this Article 6, excluding any modification to the definition of Expiration Date that would extend the restrictions beyond January 1, 2013, or (iii) modify the terms of this Article 6 as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board shall not cause there to be such modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the secretary of the Corporation shall deem appropriate.

(d) In the case of an ambiguity in the application of any of the provisions of this Article 6, including any definition used herein, the Board shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article 6 requires an action by the Board but fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article 6. All such actions, calculations, interpretations and determinations that are done or made by the Board in good faith shall be conclusive and binding on the Corporation, the Agent, and all other Persons for all other purposes of this Article 6. Nothing in this Article 6 shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

6.12 Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article 6, and the members of the Board shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Exchange Act (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

6.13 Benefits of this Article 6. Nothing in this Article 6 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article 6. This Article 6 shall be for the sole and exclusive benefit of the Corporation and the Agent.

6.14 Severability. The purpose of this Article 6 is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article 6 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article 6.

6.15 Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article 6, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

7. Board.

7.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by law, this Certificate of Incorporation or the By-Laws (“By-Laws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the DGCL, this Certificate of Incorporation and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

7.2 Number and Election.

(a) Number. The number of directors of the Corporation shall be set in the manner set forth in the By-Laws.

(b) Election. Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.

8. Limitation of Liability.

8.1 To the fullest extent permitted under the DGCL, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

8.2 Any amendment or repeal of Section 8.1 shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

9. Indemnification.

9.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is otherwise involved in or is threatened to be made a party to or to be the subject of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans (a “Covered Person”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person in connection with a Proceeding and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if, prior to the commencement of such Proceeding (or part thereof) by the Covered Person, such Proceeding was authorized by the Board.

9.2 Prepayment of Expenses. To the fullest extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Article 9 or otherwise. The Corporation shall accept such undertaking without reference to the financial ability of the director or officer to make such repayment.

9.3 Claims. If a claim for indemnification or advancement of expenses under this Article 9 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. The failure of the Corporation to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the DGCL shall not create a presumption that the Covered Person has not met the applicable standard of conduct or in the case of such a suit brought by the Covered Person, be a defense to such suit. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

9.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 9 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any applicable law, provision of this Certificate of Incorporation, the ByLaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.5 Other Sources. Any Covered Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by their employers, Affiliates or other Persons (collectively, the “Other lndemnitors”). The Corporation shall (i) be the indemnitor of first resort (i.e., its obligations to any Covered Person are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Covered Person are secondary), (ii) be required to advance the full amount of expenses incurred by any Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Certificate of Incorporation or the By-Laws (or any other agreement between the Corporation and a Covered Person), without regard to any rights a Covered Person may have against the Other Indemnitors, and, (iii) irrevocably waive, relinquish and release the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by the Other Indemnitors on behalf of a Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of a Covered Person against the Corporation.

9.6 Amendment or Repeal. The rights conferred upon indemnitees in this Article 9 shall be contract rights that vest upon the occurrence or alleged occurrence of any act or omission giving rise to any Proceeding and such rights shall continue as to a Covered Person who has ceased to be a director, office, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment or repeal of the foregoing provisions of this Article 9 shall not adversely affect any right or protection hereunder of any Covered Person or his or her heirs, executors and administrators in respect of any act or omission occurring prior to the time of such amendment or repeal.

9.7 Other Indemnification and Prepayment of Expenses. This Article 9 (including, for the avoidance of doubt, the rights to be paid expenses in advance of final disposition) shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

9.8 Expenses as a Witness. To the extent that any director, officer, employee or agent of the Corporation is by reason of such position, or a position with another Person at the request of the Corporation, a witness in any Proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

9.9 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

10. Preemptive Rights to Purchase New Securities.

10.1 Grant. Subject to the provisions of this Article 10 and prior to the Rights Termination Date, each stockholder, together with its Affiliates, of at least 0.5% of the outstanding Common Stock that is an “accredited investor” as defined in the Securities Act (each such stockholder hereinafter referred to as a “Rights Holder”), has the right to purchase such Rights Holder’s Pro Rata Share of all or any part of any New Securities that the Corporation may from time to time issue. A Rights Holder’s “Pro Rata Share” for purposes of this right is the ratio of (a) the number of shares of Common Stock as to which such Rights Holder is the holder to (b) the total number of shares of Common Stock owned by all Rights Holders.

10.2 Procedure. The Corporation will give each Rights Holder at least 20 days prior written notice of the Corporation’s intention to issue New Securities (the “New Securities Notice”), describing the type and amount of New Securities to be issued and the price and the general terms and conditions upon which the Corporation proposes to issue such New Securities. Each Rights Holder may purchase any or all of such Rights Holder’s Pro Rata Share of such New Securities and may elect to purchase more than such Right Holder’s Pro Rata Share in the event that any other Rights Holder does not elect to purchase its full Pro Rata Share of an issuance of New Securities (a “New Issuance Shortfall”), by delivering to the Corporation, within 15 days after the date of any such New Securities Notice by the Corporation, a written notice specifying (i) such number of New Securities which such Rights Holder desires to purchase and (ii) whether such Rights Holder desires to purchase more than its Pro Rata Share of New Securities in the event of a New Issuance Shortfall and, if so, the maximum amount of the unsubscribed-for New Securities (the “Unpurchased New Securities”) such Rights Holder desires to purchase (an “Unpurchased New Securities Share”), for the price and upon the general terms and conditions specified in the New Securities Notice. If any Rights Holder fails to notify the Corporation in writing within such 15 day period of its election to purchase any or all of such Rights Holder’s full Pro Rata Share of an issuance of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder will forfeit the right hereunder to purchase that part of such Rights Holder’s Pro Rata Share of such New Securities that such Rights Holder did not agree to purchase. If a New Issuance Shortfall occurs, the Unpurchased New Securities will be allocated to each Rights Holder that has elected to purchase its Pro Rata Share of New Securities and that has elected to purchase Unpurchased New Securities in the event of a New Issuance Shortfall (each, a “Fully Exercising Rights Holder”) in the amount of their Unpurchased New Securities Share. In the event that the Corporation is unable to allocate to each Fully Exercising Rights Holder their respective Unpurchased New Securities Share due to the aggregate amount of the Unpurchased New Securities Shares equaling more than the amount of the Unpurchased New Securities, then the Unpurchased New Securities will be allocated to each Fully Exercising Rights Holder based on its Oversubscription Pro Rata Share. A Fully Exercising Rights Holder’s “Oversubscription Pro Rata Share” is the ratio of (a) the number of shares of Common Stock as to which such Fully Exercising Rights Holder is the holder to (b) the total number of shares of Common Stock held by all Fully Exercising Rights Holders.

10.3 Failure To Exercise. In the event that the Rights Holders fail to exercise in full the purchase right within the 15 day period following the date of the New Securities Notice, then the Corporation will have 60 days thereafter to sell, or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 45 days from the date of said agreement to sell, the New Securities with respect to which the Rights Holders’ rights hereunder were not exercised, at a price and upon terms and conditions not more favorable to the purchasers thereof than specified in the New Securities Notice to the Rights Holders. In the event that the Corporation has not issued and sold the New Securities within such 60-day period, or entered into an agreement to sell the New Securities in accordance with the foregoing within 45 days from the date of such agreement, then the Corporation shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Article 10.

11. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware and subject to any other limitations as may be further described in the By-Laws, the Board is expressly authorized to adopt, amend and repeal By-Laws, subject to the powers of the stockholders of the Corporation to adopt, amend, and repeal any By-Laws whether adopted by them or otherwise. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws (and notwithstanding the fact that a lesser percentage may be permitted by applicable law, this Certificate of Incorporation or the By-Laws), but in addition to any affirmative vote of the holders of any particular class of Capital Stock of the Corporation required by applicable law or this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of greater than 50% of the voting power of the shares of the then outstanding voting Capital Stock of the Corporation, voting together as a single class, shall be required for the stockholders to adopt new By-Laws or to alter, amend or repeal the By-Laws.

12. Competitive Opportunity. If any stockholder or director, other than any stockholder or any director that is an employee, consultant or officer of the Corporation or any Subsidiary thereof (other than any chairman of the Board that is not otherwise an officer or consultant of the Corporation or any Subsidiary thereof), or such stockholder’s or such director’s Representatives acquires knowledge of a Competitive Opportunity or otherwise is then exploiting any Competitive Opportunity, the Corporation will have no interest in such Competitive Opportunity, and no expectation that such Competitive Opportunity will be offered to it. Any such interest or expectation is hereby renounced so that such stockholder or such director and its respective Representatives (including any Representative serving as an officer or director of the Corporation) shall (a) have no duty to communicate or present such Competitive Opportunity to the Corporation and (b) have the right to either hold any such Competitive Opportunity for such stockholder’s or such director’s (and its respective Representatives) own account and benefit or to recommend, assign or otherwise transfer such Competitive Opportunity to Persons other than the Corporation or any Affiliate of the Corporation.

13. Opt-Out of Restrictions on Business Combinations with Interested Stockholders. The Corporation shall not be governed by or subject to Section 203 of the DGCL.

14. Certificate of Incorporation Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation (as amended from time to time) are granted subject to the rights reserved in this Article 14; provided, that any amendment or repeal of this Certificate of Incorporation shall require the approval of the Board and of the holders of a majority of the then-outstanding shares of Common Stock.

WITNESS the signature of this Amended and Restated Certificate of Incorporation this 21st day of June, 2012.

HMH HOLDINGS (DELAWARE), INC.

By:	/s/ William Bayers
	Name:	William Bayers
	Title:	EVP, Secretary and General Counsel